News Release
For Release April 22, 2026
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951-2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Lexington, SC – April 22, 2026

Highlights for First Quarter 2026

•	Net income of $5.498 million, an increase of 37.6% year-over-year and 13.8% on a linked quarter basis. Net income excluding merger expenses[1] of $6.754 million, an increase of 69.0% year-over-year and 26.1%, on a linked quarter basis.
•	Diluted EPS of $0.59 per common share, an increase of 15.7% year-over-year and a decrease of 4.8% on a linked quarter basis. Diluted EPS excluding merger expenses[1] of $0.72, an increase of 41.1% year-over-year and 4.3% on a linked quarter basis.
•	Total deposits were $2.048 billion at March 31, 2026 with growth of $298.7 million during the quarter, including $229.8 related to the acquisition of Signature Bank of Georgia (“Signature Bank”). Excluding the impact of the day one Signature Bank acquisition balances, organic deposit growth was $68.9 during the first quarter of 2026, which represents 16.0% linked quarter annualized growth.
•	Total loans were $1.549 billion at March 31, 2026 with growth of $238.1 million during the quarter, including $195.5 million related to the acquisition of Signature Bank. Excluding the impact of the day one Signature Bank acquisition balances, organic loan growth was $42.6 million during the first quarter of 2026, which represents 13.2% linked quarter annualized growth.
•	Capital ratios including the Tangible common shareholders’ equity to tangible assets[1] (TCE) and the Leverage ratio increased to 7.93% and 9.06%, respectively.
•	Net interest margin, on a tax equivalent basis, of 3.37%, an expansion of five basis points compared to the fourth quarter of 2025. This is the eighth consecutive quarter of margin expansion.
•	Key credit quality metrics continue to be strong with net charge-offs, including overdrafts, during the first quarter of 2026 of $5 thousand; net loan recoveries, excluding overdrafts, during the quarter of $4 thousand; non-performing assets of 0.04%; and past due loans of 0.17% at March 31, 2026.
•	Investment advisory revenue of $2.271 million. Assets under management (AUM) were $1.130 billion at March 31, 2026, compared to the December 31, 2025 AUM amount of $1.170 billion.
•	Cash dividend of $0.16 per common share, the 97th consecutive quarter of cash dividends paid to common shareholders.

1 Considered non-GAAP financial measure – see Non-GAAP Financial Measures and reconciliation of non-GAAP financial measures to GAAP on pages 10 and 11.

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced earnings and discussed the results of operations and the company’s activities during the first quarter of 2026.

First Community reported net income for the first quarter of 2026 of $5.498 million with diluted earnings per common share of $0.59. This compares to net income and diluted earnings per common share of $3.997 million and $0.51, respectively, year-over-year and $4.830 million and $0.62, respectively, on a linked quarter basis. First quarter of 2026 results include the impact of the acquisition of Signature Bank, which was closed on January 8, 2026. Net income excluding merger expenses1 was $6.754 million, an increase of 69.0% year-over-year and 26.1%, on a linked quarter basis. Diluted EPS excluding merger expenses1 was $0.72, an increase of 41.1% year-over-year and 4.3% on a linked quarter basis.

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2026 of $0.16 per common share. This dividend is payable on May 19, 2026 to shareholders of record of the company’s common stock as of May 5, 2026. First Community President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue its cash dividend for the 97th consecutive quarter.”

Each of the regulatory capital ratios for the bank exceeds the well capitalized minimum levels currently required by regulatory statute. At March 31, 2026, the bank’s regulatory capital ratios, Leverage, Tier I Risk Based and Total Risk Based, were 9.06%, 12.80%, and 13.95%, respectively. This compares to the same ratios as of March 31, 2025 of 8.45%, 12.90%, and 13.99%, respectively. As of March 31, 2026, the bank’s Common Equity Tier I ratio was 12.80% compared to 12.90% at March 31, 2025. The bank’s Tangible common shareholders’ equity to tangible assets1 (TCE) was 7.93% at March 31, 2026 compared to 7.47% at December 31, 2025 and 6.66% as of March 31, 2025.

Tangible Book Value (TBV) per share1 increased during the quarter to $19.88 per share at March 31, 2026, from $19.84 per share as of December 31, 2025, and $17.56 at March 31, 2025.

During the first quarter of 2026, under the previously approved Share Repurchase Plan, a total of 1,483 shares of the company’s common stock were repurchased at an average price of $27.77 and a total value of $41,180.

Loan Portfolio Quality/Allowance for Credit Losses

The company’s asset quality remains strong. The non-performing assets (NPAs) were 0.04% of total assets at March 31, 2026, with $853 thousand in NPAs, which compares to 0.02% and $372 thousand at December 31, 2025. The past due ratio for all loans was 0.17% at March 31, 2026, compared to 0.07% at December 31, 2025. During the first quarter of 2026, the bank had net charge-offs, including overdrafts, of $5 thousand and net loan recoveries, excluding overdrafts, of $4 thousand. During the first quarter of 2026, substandard loans increased $2.7 million primarily due to a $2.4 million loan that was identified during due diligence related to the acquisition of Signature Bank. Although principal and interest payments continue as agreed, the underlying real estate project is unfinished, therefore creating a credit mark of $2.0 million in recognition of the collateral deficiency. Related to this same matter, the allowance for credit losses increased from 1.05% to 1.19%. The ratio of classified loans plus Other Real Estate Owned (OREO) is 1.83% of total bank regulatory risk-based capital at March 31, 2026.

1 Considered non-GAAP financial measure – see Non-GAAP Financial Measures and reconciliation of non-GAAP financial measures to GAAP on pages 10 and 11.

Balance Sheet

Total loans increased during the first quarter of 2026 by $238.1 million to $1.549 billion at March 31, 2026, compared to $1.311 billion at December 31, 2025. This increase includes $195.5 million related to the acquisition of Signature Bank. Excluding the impact of the day one Signature Bank acquisition balances, organic loan growth was $42.6 million during the first quarter of 2026, which represents 13.2% linked quarter annualized growth. Commercial loan production was a record high at $91.2 million during the first quarter of 2026, a 64.9% increase in production compared to the fourth quarter of 2025. There were also advances of unfunded commercial construction loans of $10.2 million during the first quarter of 2026. Offsetting some of this loan growth were loan payoffs and paydowns in the first quarter of 2026 which were up approximately 57% compared to the fourth quarter of 2025.

The yield on the loan portfolio was 5.94% in the first quarter of 2026 as compared to 5.84% in the fourth quarter of 2025. Purchase accounting loan amortization on the acquired Signature Bank loan portfolio resulted in amortization expense of $437 thousand thus reducing loan yields by 0.12% during the first quarter of 2026.

Total deposits increased $298.7 million during the first quarter of 2026 to $2.048 billion at March 31, 2026 compared to $1.750 billion at December 31, 2025, including $229.8 related to the acquisition of Signature Bank. Excluding the impact of the day one Signature Bank acquisition balances, organic deposit growth was $68.9 during the first quarter of 2026, which represents 16.0% linked quarter annualized growth. Pure deposits, which are defined as total deposits less certificates of deposit, increased $291 million on a linked quarter basis to $1.727 billion at March 31, 2026. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $99.8 million at March 31, 2026, a decrease of $7.4 million on a linked quarter basis. Non-interest-bearing deposits increased by $76.6 million on a linked quarter basis to $543.8 million or 26.6% of total deposits at March 31, 2026. The average balance per customer deposit account as of March 31, 2026 was $34,882, with the average balance per consumer account of $18,169 and per non-consumer account of $75,642. All of the above point to the granularity and the quality of the bank’s deposit franchise. Costs of deposits increased seven basis points to 1.80% in the first quarter of 2026 compared to 1.73% in the fourth quarter of 2025. Cost of funds increased five basis points on a linked quarter basis to 1.85% in the first quarter of 2026 from 1.80% in the fourth quarter of 2025.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $182.5 million at March 31, 2026 compared to $137.2 million at December 31, 2025. The investment portfolio was $512.6 million at March 31, 2026 compared to $492.2 million at December 31, 2025. The yield increased to 3.32% during the first quarter of 2026 as compared to 3.30% in the fourth quarter of 2025. The effective duration of the total investment portfolio is 3.3 at March 31, 2026. Accumulated Other Comprehensive Loss (AOCL) was $18.8 million at March 31, 2026 compared to $18.4 million at December 31, 2025.

Net Interest Income/Net Interest Margin

Net interest income was $18.4 million in the first quarter of 2026 compared to $16.3 million in the fourth quarter of 2025 and $14.4 million in the first quarter of 2025. The net interest margin, on a tax equivalent basis, was 3.37% for the first quarter of 2026 compared to 3.32% in the fourth quarter of 2025 and 3.13% in the first quarter of 2025. This margin expansion was driven by a combination of factors including improved loan portfolio yield and the growth in the loan portfolio. Purchase accounting amortization on the acquired Signature Bank loan portfolio resulted in amortization expense of $437 thousand thus reducing net interest margin by 0.08% during the first quarter of 2026.

Non-Interest Income

Non-interest income for the first quarter of 2026 was $4.790 million, compared to $4.288 million in the fourth quarter of 2025 and $3.982 million in the first quarter of 2025, an increase of 11.7% and 20.3%, respectively. Non-interest income for the first quarter of 2026 includes income from the Government Guaranteed Lending line of business that was part of the acquisition of Signature Bank and is discussed further below.

Total production in the mortgage line of business in the first quarter of 2026 was $42.0 million which was comprised of $25.4 million in secondary market loans, $1.9 million in adjustable rate mortgages (ARMs), and $14.7 million in construction loans. Total fee revenue in the mortgage line of business was $681 thousand in the first quarter of 2026, which includes $673 thousand associated with the secondary market loans with a gain-on-sale margin of 2.65%. This compares to production year-over-year of $43.9 million which was comprised of $25.8 million in secondary market loans, $4.0 million in ARMs, and $14.1 million in construction loans during the first quarter of 2025. Fee revenue associated with the secondary market loans in the first quarter of 2025 was $755 thousand with a gain-on-sale margin of 2.93%.

Revenue from the financial planning and investment advisory line of business was $2.271 million for the first quarter of 2026 compared to $2.146 million in the fourth quarter of 2025 and $1.806 million in the first quarter of 2025. Assets Under Management (AUM) were $1.130 billion at March 31, 2026, compared to $1.170 billion at December 31, 2025 and $892.8 million at March 31, 2025.

Fee revenue from the Government Guaranteed Lending line of business was $395 thousand in the first quarter of 2026. Production in this line of business in the first quarter of 2026 included $2.36 million in SBA loans. During the quarter, the company sold $2.021 million in loans, which resulted in a premium of $194 thousand and a gain-on-sale margin of 9.59%. Loan volume was temporarily impacted by the federal government shutdowns which affected the processing of loans in the pipeline. On April 10, 2026, First Community Bank received the Preferred Lender status from the Small Business Administration. With the shutdown resolved and the Preferred Lender status in place, the company is well positioned for future production in this line of business.

Non-Interest Expense

Non-interest expense was $17.031 million in the first quarter of 2026 which included $1.581 million in merger expenses.

Other

On January 8, 2026, the company closed its previously announced acquisition of Signature Bank and completed the bank systems conversion in March of 2026. With this acquisition, the company expanded its footprint into the Atlanta, Georgia market and added a Government Guaranteed Lending line of business.

During the first quarter of 2026, the company purchased $12.544 million in federal tax credits for $11.666 million, which resulted in a benefit to income tax expense of $878 thousand.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, financial planning/investment advisory services, and SBA/USDA lending. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta and Atlanta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward-looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such risks, uncertainties and other factors, include, among others, the following: (1) the risk that anticipated cost savings or other expected benefits of the acquisition of Signature Bank of Georgia may not be realized; (2) potential disruption to client or employee relationships as a result of the acquisition of Signature Bank of Georgia; (3) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (4) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (5) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (6) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (7) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (8) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (9) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (10) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (11) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (12) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, government shutdowns, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (13) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025

Total Assets	$2,391,531	$2,057,732	$2,066,598	$2,046,265	$2,039,371
Other Short-term Investments and CDs[1]	182,497	137,184	163,237	151,323	173,246
Investment Securities
Investments Held-to-Maturity	188,728	195,135	198,824	201,761	205,819
Investments Available-for-Sale	320,710	294,109	299,529	302,627	286,944
Other Investments at Cost	3,204	2,942	2,942	2,894	2,894
Total Investment Securities	512,642	492,186	501,295	507,282	495,657
Loans Held-for-Sale	6,936	10,737	8,970	10,975	7,052
Loans	1,549,143	1,311,019	1,279,310	1,260,055	1,251,980
Allowance for Credit Losses - Investments	16	19	19	19	24
Allowance for Credit Losses - Loans	18,364	13,806	13,478	13,330	13,608
Allowance for Credit Losses - Unfunded Commitments	654	531	529	490	455
Goodwill	31,140	14,637	14,637	14,637	14,637
Other Intangibles	2,805	289	328	368	407
Total Deposits	2,048,264	1,749,544	1,771,164	1,754,041	1,725,718
Securities Sold Under Agreements to Repurchase	99,835	107,189	99,614	103,640	129,812
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(18,834)	(18,401)	(20,173)	(21,863)	(22,973)
Shareholders' Equity	220,817	167,557	161,568	155,500	149,959

Book Value Per Common Share	$23.50	$21.78	$21.01	$20.23	$19.52
Tangible Book Value Per Common Share (non-GAAP)	$19.88	$19.84	$19.06	$18.28	$17.56
Equity to Assets	9.23%	8.14%	7.82%	7.60%	7.35%
Tangible Common Equity to Tangible Assets (TCE Ratio) (non-GAAP)	7.93%	7.47%	7.15%	6.92%	6.66%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	75.97%	75.55%	72.74%	72.46%	72.96%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	75.63%	74.93%	72.23%	71.84%	72.55%
Allowance for Credit Losses - Loans/Loans	1.19%	1.05%	1.05%	1.06%	1.09%

Regulatory Capital Ratios (Bank):
Leverage Ratio	9.06%	8.66%	8.55%	8.44%	8.45%
Tier 1 Capital Ratio	12.80%	13.11%	13.10%	13.04%	12.90%
Total Capital Ratio	13.95%	14.16%	14.15%	14.10%	13.99%
Common Equity Tier 1 Capital Ratio	12.80%	13.11%	13.10%	13.04%	12.90%
Tier 1 Regulatory Capital	$210,758	$179,295	$175,471	$171,611	$167,673
Total Regulatory Capital	$229,791	$193,650	$189,497	$185,450	$181,759
Common Equity Tier 1 Capital	$210,758	$179,295	$175,471	$171,611	$167,673

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025

Average Total Assets	$2,352,005	$2,072,128	$1,981,493
Average Loans (Includes Loans Held-for-Sale)	1,511,496	1,302,826	1,239,225
Average Investment Securities	503,555	496,901	492,190
Average Short-term Investments and CDs[1]	206,185	166,191	140,611
Average Earning Assets	2,221,236	1,965,918	1,872,026
Average Deposits	1,978,198	1,772,485	1,669,418
Average Other Borrowings	136,904	116,907	145,745
Average Shareholders' Equity	215,573	164,514	146,737

Asset Quality:	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Loan Risk Rating by Category (End of Period)
Special Mention	$5,713	$5,186	$2,948	$2,506	$2,357
Substandard	4,009	1,306	1,314	1,323	1,333
Doubtful	—	—	—	—	—
Pass	1,539,421	1,304,527	1,275,048	1,256,226	1,248,290
Total Loans	$1,549,143	$1,311,019	$1,279,310	$1,260,055	$1,251,980
Nonperforming Assets
Non-accrual Loans	$311	$202	$205	$210	$215
Other Real Estate Owned and Repossessed Assets	168	168	194	194	437
Accruing Loans Past Due 90 Days or More	374	2	482	66	6
Total Nonperforming Assets	$853	$372	$881	$470	$658

	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Loans Charged-off	$2	$10	$—
Overdrafts Charged-off	13	40	9
Loan Recoveries	(6)	(6)	(14)
Overdraft Recoveries	(4)	(4)	(6)
Net Charge-offs (Recoveries)	$5	$40	$(11)
Net Charge-offs / (Recoveries) to Average Loans[2]	0.00%	0.01%	(0.00%)

[1] Includes federal funds sold and interest-bearing deposits
[2] Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025

Interest income	$28,039	$24,897	$23,082
Interest expense	9,670	8,583	8,692
Net interest income	18,369	16,314	14,390
Provision for (release of) credit losses	193	369	437
Net interest income after provision for (release of) credit losses	18,176	15,945	13,953
Non-interest income
Deposit service charges	223	234	221
Mortgage banking income	681	698	759
Investment advisory fees and non-deposit commissions	2,271	2,146	1,806
Government guaranteed lending income	395	—	—
Other non-recurring income	—	2	—
Other	1,220	1,208	1,196
Total non-interest income	4,790	4,288	3,982
Non-interest expense
Salaries and employee benefits	9,492	8,173	7,657
Occupancy	817	801	777
Equipment	379	395	390
Marketing and public relations	560	542	514
FDIC assessment	272	257	300
Other real estate expenses	4	4	12
Amortization of intangibles	96	40	39
Merger expenses	1,581	455	—
Other	3,830	3,160	3,065
Total non-interest expense	17,031	13,827	12,754
Income before taxes	5,935	6,406	5,181
Income tax expense	437	1,576	1,184
Net income	$5,498	$4,830	$3,997

Per share data
Net income, basic	$0.60	$0.63	$0.52
Net income, diluted	$0.59	$0.62	$0.51

Average number of shares outstanding - basic	9,215,205	7,671,825	7,647,537
Average number of shares outstanding - diluted	9,344,816	7,786,731	7,767,978
Shares outstanding period end	9,397,960	7,693,215	7,681,601

Return on average assets	0.95%	0.92%	0.82%
Return on average common equity	10.34%	11.65%	11.05%
Return on average tangible common equity (non-GAAP)	12.16%	12.81%	12.31%
Net interest margin (non taxable equivalent)	3.35%	3.29%	3.12%
Net interest margin (taxable equivalent)	3.37%	3.32%	3.13%
Efficiency ratio[1]	66.46%	64.51%	69.23%

[1]	Calculated by dividing non-interest expense less merger expenses by net interest income on tax equivalent basis and non interest income, excluding other non-recurring income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

(Dollars in thousands)

	Three months ended March 31, 2026			Three months ended March 31, 2025
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,511,496	$22,129	5.94%	$1,239,225	$17,444	5.71%
Non-taxable securities	42,981	324	3.06%	46,986	342	2.95%
Taxable securities	460,574	3,800	3.35%	445,204	3,808	3.47%
Int bearing deposits in other banks	205,972	1,784	3.51%	140,548	1,487	4.29%
Fed funds sold	213	2	3.81%	63	1	6.44%
Total earning assets	2,221,236	28,039	5.12%	1,872,026	23,082	5.00%
Cash and due from banks	28,395			24,632
Premises and equipment	29,885			29,874
Goodwill and other intangibles	32,279			15,063
Other assets	57,822			53,138
Allowance for credit losses - investments	(19)			(23)
Allowance for credit losses - loans	(17,593)			(13,217)
Total assets	$2,352,005			$1,981,493

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$515,148	$2,226	1.75%	$331,897	$965	1.18%
Money market accounts	493,628	3,551	2.92%	440,282	3,319	3.06%
Savings deposits	105,599	47	0.18%	113,070	79	0.28%
Time deposits	348,870	2,937	3.41%	333,615	3,246	3.95%
Fed funds purchased	—	—	NA	2	—	0.00%
Securities sold under agreements to repurchase	121,940	664	2.21%	130,779	814	2.52%
FHLB Advances	—	—	NA	—	—	NA
Other long-term debt	14,964	245	6.64%	14,964	269	7.29%
Total interest-bearing liabilities	1,600,149	9,670	2.45%	1,364,609	8,692	2.58%
Demand deposits	514,953			450,554
Allowance for credit losses - unfunded commitments	670			480
Other liabilities	20,660			19,113
Shareholders' equity	215,573			146,737
Total liabilities and shareholders' equity	$2,352,005			$1,981,493

Cost of deposits, including demand deposits			1.80%			1.85%
Cost of funds, including demand deposits			1.85%			1.94%
Net interest spread			2.67%			2.42%
Net interest income/margin		$18,369	3.35%		$14,390	3.12%
Net interest income/margin (tax equivalent)		$18,456	3.37%		$14,441	3.13%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible book value per common share	2026	2025	2025	2025	2025
Tangible common equity per common share (non-GAAP)	$19.88	$19.84	$19.06	$18.28	$17.56
Effect to adjust for intangible assets	3.62	1.94	1.95	1.95	1.96
Book value per common share (GAAP)	$23.50	$21.78	$21.01	$20.23	$19.52
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	7.93%	7.47%	7.15%	6.92%	6.66%
Effect to adjust for intangible assets	1.30%	0.67%	0.67%	0.68%	0.69%
Common equity to assets (GAAP)	9.23%	8.14%	7.82%	7.60%	7.35%

	Three months ended
	March 31,	December 31,	March 31,
Return on average tangible common equity	2026	2025	2025
Return on average tangible common equity (non-GAAP)	12.16%	12.81%	12.31%
Effect to adjust for intangible assets	(1.82)%	(1.16)%	(1.26)%
Return on average common equity (GAAP)	10.34%	11.65%	11.05%

	Three months ended
	March 31,	December 31,	March 31,
Pre-tax, pre-provision earnings	2026	2025	2025
Pre-tax, pre-provision earnings (non-GAAP)	$6,128	$6,775	$5,618
Effect to adjust for pre-tax, pre-provision earnings	(630)	(1,945)	(1,621)
Net Income (GAAP)	$5,498	$4,830	$3,997

	Three months ended
	March 31,	December 31,	March 31,
Net income excluding the after-tax effect of merger expenses	2026	2025	2025
Net income excluding the after-tax effect of merger expenses (non-GAAP)	$6,754	$5,357	$3,997
Effect to adjust for the after-tax effect of merger expenses	(1,256)	(527)	—
Net Income (GAAP)	$5,498	$4,830	$3,997

	Three months ended
	March 31,	December 31,	March 31,
Diluted earnings per common share excluding the after-tax effect of merger expenses	2026	2025	2025
Diluted earnings per common share excluding the after-tax effect of merger expenses (non-GAAP)	$0.72	$0.69	$0.51
Effect to adjust for the after-tax effect of merger expenses	(0.13)	(0.07)	—
Diluted earnings per common share (GAAP)	$0.59	$0.62	$0.51

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net income excluding the after-tax effect of merger expenses,” “Diluted earnings per common share excluding the after-tax effect of merger expenses.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net income excluding the after-tax effect of merger expenses” is defined as net income plus merger expenses less income taxes on merger expenses. For purposes of our non-GAAP reconciliation, deductible merger expenses were tax-effected at our marginal tax rate of 23.84%, while non-deductible merger-related costs were tax-effected at 0%. The after-tax adjustment represents the combination of these two components.
•	“Diluted earnings per common share excluding the after-tax effect of merger expenses” is defined as net income plus merger expenses, less income taxes on merger expenses, divided by the average number of diluted shares outstanding. For purposes of our non-GAAP reconciliation, deductible merger expenses were tax-effected at our marginal tax rate of 23.84%, while non-deductible merger-related costs were tax-effected at 0%. The after-tax adjustment represents the combination of these two components.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.